As filed with the Securities and Exchange Commission on May 17, 2001
                              Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SPEEDCOM WIRELESS CORPORATION

             (Exact name of registrant as specified in its charter)

              Delaware                                      58-2044990
  (State or other jurisdiction of                        (I.R.S. Employer
           incorporation)                                Identification No.)

                           1748 Independence Blvd. G-6
                             Sarasota, Florida 34234
                                 (941) 358-9283
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------- ------------------ ------------------------ ----------------------- -------------------
      TITLE OF EACH                                   PROPOSED                 PROPOSED
         CLASS OF                                      MAXIMUM                 MAXIMUM
     SECURITIES TO BE         AMOUNT TO BE         OFFERING PRICE             AGGREGATE             AMOUNT OF
        REGISTERED           REGISTERED (1)        PER UNIT (2)(3)      OFFERING PRICE (2)(3)    REGISTRATION FEE
--------------------------- ------------------ ------------------------ ----------------------- -------------------
Common Stock, $0.001 par         906,833               $3.725                 $3,377,953             $844.49
value per share


(1) This registration statement covers shares of common stock previously issued to the selling securityholders and shares of common stock issuable upon the exercise of warrants held by the selling securityholders. This registration statement will cover an indeterminate number of additional shares that may become exercisable under the warrants to the extent permitted by Rule 416 under the Securities Act of 1933 (Securities Act), as amended.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) Pursuant to Rule 457(c), the price of the common stock is based upon the average of the high and low prices of the common stock on the Nasdaq SmallCap Market on May 15, 2001.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                          SPEEDCOM WIRELESS CORPORATION

                         906,833 Shares of Common Stock

                         ------------------------------

The selling securityholders who are identified in this prospectus may offer and sell from time to time up to 906,833 shares of common stock of SPEEDCOM Wireless Corporation by using this prospectus. Of these shares, 537,000 shares are outstanding common stock and 369,833 shares are issuable upon the exercise of outstanding warrants. For more information, please refer to "Selling Securityholders" on page 3 of this prospectus.

Our common stock is traded on the Nasdaq SmallCap Market under the ticker symbol "SPWC." On May 15, 2001, the closing price of our common stock, as reported by the Nasdaq SmallCap Market, was $3.90 per share.

                         ------------------------------

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May __, 2001.

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

THE OFFERING............................................................1
     WHERE YOU CAN FIND MORE INFORMATION................................1
RISK FACTORS............................................................2
RECENT COMPANY DEVELOPMENTS.............................................2
FORWARD-LOOKING STATEMENTS..............................................2
USE OF PROCEEDS.........................................................3
SELLING SECURITYHOLDERS.................................................3
PLAN OF DISTRIBUTION....................................................5
LEGAL MATTERS...........................................................6
EXPERTS  6

                                  THE OFFERING

The offering price for the common stock may be the market price for our common stock prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or such other price as the selling securityholders determine from time to time. The shares offered for resale by this prospectus represent 10% of our shares outstanding, assuming the exercise of all warrants held by the selling securityholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports; proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at HTTP://WWW.SEC.GOV. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the following which we have previously filed with the SEC under the Securities Exchange Act of 1934 (File No. 0-21061):

o    Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

o    Our Quarterly Report on Form 10-QSB filed on May 14, 2001; and

o The description of our common stock, which is contained in our registration statement on Form 8-A.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all of the shares of common stock covered by this prospectus.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

         SPEEDCOM Wireless Corporation
         1748 Independence Blvd. G-6
         Sarasota, Florida 34234
         Telephone:  (941) 358-9283
         Attention:  Jay O. Wright

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents.

You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the shares of common stock. The registration statement may contain additional information that may be important to you.

                                  RISK FACTORS

The shares of common stock being offered involve a high degree of risk. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should carefully consider the risk factors and all other information contained in our periodic filings with the SEC, which are incorporated herein by reference before you buy shares of our common stock, which include a description of risks relating to, among other things:

o    Financing and development risks

o    Intense competition

o    Risks associated with international operations

o    Rapid technological change

                           RECENT COMPANY DEVELOPMENTS

In April 2001, SPEEDCOM borrowed $3,000,000 from two institutional investors. The loan is due in April 2002 and bears interest at 9% for the first 90 days and 12% thereafter. As part of the transaction, SPEEDCOM issued warrants to acquire 333,333 shares of SPEEDCOM common stock at $5.00 per share. The holder of the loan has certain rights of first refusal on subsequent financings. Interest is due under the loan in quarterly installments with principal payable in total at the maturity date of the loan. The Company obtained net proceeds of approximately $2,700,000 for this bridge loan, which was used to repay certain short-term debt and payables, and for general working capital.

                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed in our annual report on Form 10-KSB and our other periodic filings with the SEC.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders pursuant to this prospectus. We will receive proceeds if selling securityholders exercise their warrants to purchase shares of common stock. If the selling securityholders exercise all of their warrants, the maximum gross proceeds received by us would be approximately $1,819,000. When and if we receive these funds, they will be used for general corporate purposes.

                             SELLING SECURITYHOLDERS

The shares of common stock offered by this prospectus have been or will be issued to the selling securityholders (or their assignees) directly by us. The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of May 15, 2001 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling securityholders or their transferees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with our company within the past three years (other than as a security holder).

                                          NUMBER OF
                                        SHARES OWNED   MAXIMUM NUMBER OF
                                          PRIOR TO       SHARES BEING      NUMBER OF SHARES   PERCENT OF CLASS OWNED
                                          OFFERING       REGISTERED IN      OWNED AFTER THE      AFTER THE OFFERING
        SELLING SECURITYHOLDER           (1)            THIS OFFERING (2)    OFFERING (1)(2)        (1)(2)(3)
SDS Merchant Fund, L.P.                       --          111,111(4)           111,111                  1.1%
S.A.C. Capital Associates LLC                 --          222,222(5)           222,222                  2.2%
Technology Venture                       175,000          325,000(6)           325,000                  3.2%
    Management
Robert Prag                               46,250           50,000(7)            96,250                  1.0%
Bruce Sanguinetti (8)                         --           36,500(8)            36,500                  0.4%
William O. Shields                         3,000            6,000(9)             6,000                  0.1%
Thomas L. Shields                         95,000          140,000(10)          165,000                  1.6%
Neal M. Allan                             10,000           10,000               10,000                  0.1%
Union Atlantic Capital, L.C.              56,717            6,000               56,717                  0.6%

---------------

(1) May exclude shares held in nominee name unless we are aware of ownership of these shares.

(2) Assumes exercise of all warrants beneficially owned by the selling securityholders, conversion of all debt covertible into common stock and issuance of shares to stockholders with rights to receive shares of common stock.

(3) For purposes of calculating the percentage of class, we are using the current number of common shares issued and outstanding, excluding any shares held by the selling securityholders, plus the total maximum number of shares which may be added in this offering. This excludes 1,996,339 shares of common stock issuable upon the exercise of warrants and other rights to purchase our common stock held by other stockholders and 4,120,221 shares of common stock reserved for issuance upon the exercise of employee and director stock options from the number of shares outstanding in the class.

(4) Represents 111,111 shares of our common stock issuable upon the exercise of a warrant. The warrant was issued April 13, 2001 at an exercise price of $5.00 per share and expires April 13, 2006.

(5) Represents 222,222 shares of our common stock issuable upon the exercise of a warrant. The warrant was issued April 13, 2001 at an exercise price of $5.00 per share and expires April 13, 2006.

(6) In January 2001, we agreed to issue an aggregate of 325,000 shares to Technology Ventures Management, Inc. (a subsidiary of SRI International) in connection with the execution of an Intellectual Property License Agreement. 175,000 of these shares have been issued and are outstanding, 75,000 will be issued in July 2001 and 75,000 will be issued upon the achievement of certain technical goals set forth in the Research Services Agreement with SRI International.

(7) Represents 50,000 shares of our common stock issuable upon the conversion of debt.

(8) Securityholder is President and a director of SPEEDCOM Wireless Corporation. Represents 36,500 shares of our common stock issuable upon the exercise of a warrant. 25,000 of the warrants were issued December 6, 2000 at an exercise price of $3.60 per share and expire December 6, 2002. 11,500 of the warrants were issued January 22, 2001 at an exercise price of $5.40 per share and expire January 22, 2003.

(9) Represents 3,000 shares of our common stock issuable upon the conversion of debt and 3,000 shares of our common stock, which are issued and outstanding.

(10) Represents 70,000 shares of our common stock issuable upon the conversion of debt and 70,000 shares of our common stock, which are issued and outstanding.

                              PLAN OF DISTRIBUTION

The shares of common stock offered hereby may be sold by the selling securityholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following (as well as other methods of sale):

o One or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling securityholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o Purchase by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o Privately negotiated transactions between the selling securityholders and purchasers without a broker-dealer.

The selling securityholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling securityholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to bear all costs, expenses and fees in connection with the registration of the shares of our common stock offered by this prospectus. We have also agreed to indemnify the selling securityholders against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for SPEEDCOM by Jay O. Wright, Esq., our general counsel.

                                     EXPERTS

The financial statements of SPEEDCOM Wireless Corporation incorporated by reference in SPEEDCOM Wireless Corporation's Annual Report (Form 10-KSB), as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference and in the registration statement in reliance upon such reports upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information incorporated by reference, provided in this prospectus or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                          SPEEDCOM WIRELESS CORPORATION



                               906,833 SHARES OF
                                  COMMON STOCK



                 ----------------------------------------------
                                   PROSPECTUS
                 ----------------------------------------------




                                  MAY 17, 2001

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the registration of shares of the selling securityholders will be borne by SPEEDCOM and are estimated as follows:

Commission registration fee................................       $     844
Accounting fees and expenses...............................           6,000
Legal fees and expenses....................................          10,000
Miscellaneous expenses.....................................             200
 ...........................................................         ------
Total......................................................         $17,044

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation permits us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines and amounts paid in settlement actually and reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

ITEM 16. EXHIBITS

See the attached Exhibit Index that follows the signature page.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on May 17, 2001.

                                      SPEEDCOM WIRELESS CORPORATION,
                                      a Delaware corporation

                                      by: /s/ JAY O. WRIGHT
                                          -----------------------
                                          Jay O. Wright
                                          Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                         DATE
          ---------                       -----                         ----

/s/ MICHAEL W. MCKINNEY         Chairman of the Board and Chief    May 17, 2001
-------------------------       Executive Officer
Michael W. McKinney

/s/ JAY O. WRIGHT               Chief Financial Officer            May 17, 2001
-------------------------
Jay O. Wright

/s/ BRUCE SANGUINETTI           President and Director             May 17, 2001
-------------------------
Bruce Sanguinetti

/s/ R. CRAIG ROOS               Director                           May 17, 2001
--------------------------
R. Craig Roos

/s/ MARK BOYCE                  Director                           May 17, 2001
--------------------------
Mark Boyce

/s/ JOHN T. VON HARZ            Director                           May 17, 2001
--------------------------
John T. von Harz

                                  EXHIBIT INDEX

EXHIBIT

NUMBER                                                    DESCRIPTION OF EXHIBIT

3.1* Amended and Restated Certificate of Incorporation of SPEEDCOM Wireless Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-43098) filed with the Securities and Exchange Commission)
3.2* Amended and Restated Bylaws of SPEEDCOM Wireless Corporation, (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-QSB filed May 14, 2001)
4.2* Note and Warrant Purchase Agreement, dated April 13, 2001, by and among SPEEDCOM Wireless Corporation and the Purchasers, as defined therein (incorporated by reference to Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-QSB filed May 14, 2001)
4.3* Registration Rights Agreement, dated April 13, 2001, by and among SPEEDCOM Wireless Corporation and the Purchasers, as defined therein (incorporated by reference to Exhibit 4.5 to the Registrant's Quarterly Report on Form 10-QSB filed May 14, 2001)
4.4* Form of Warrant of SPEEDCOM Wireless Corporation, dated April 13, 2001 (incorporated by reference to Exhibit 4.6 to the Registrant's Quarterly Report on Form 10-QSB filed May 14, 2001) 5.1** Opinion of Jay O. Wright, Esq. as to the legality of the Common Stock offered hereby (including consent)
23.1**    Consent of Ernst & Young LLP, Independent Certified Accountants
23.2**    Consent of Jay O. Wright, Esq, (included with Exhibit 5.1)
24*       Powers of Attorney

--------------------
*       Previously filed
**      Filed herewith